EXHIBIT 99.1

June 19, 2006

Analyst Contact:	Media Contact:
Jonathan Peisner	Julie Vincent
(317) 249-4390	(317) 249-4233
jpeisner@adesa.com	jvincent@adesa.com

ADESA, Inc. Announces Appointment
 of Timothy Clayton as Interim CFO

CARMEL, IN—ADESA, Inc. (NYSE: KAR), North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing, announced today the appointment of Timothy C. Clayton as interim Chief Financial Officer.

As previously announced on May 12, 2006, Cam Hitchcock, ADESA’s Executive Vice President and Chief Financial Officer, was appointed President, ADESA Dealer Services Group. Dealer Services is the umbrella group that was created to include the Automotive Finance Corporation (AFC) finance business as well as other businesses and ventures the company may enter into, focusing on providing the company’s dealer customers with value-added ancillary services and products.

“I am pleased Tim has come on board as our interim CFO,” said ADESA, Inc. Chairman and CEO David Gartzke. “Tim has a long-standing relationship with the company and has served as a consultant over the years on various issues, including ADESA’s preparation for its IPO prior to our spin from our former parent company ALLETE in 2004. His talents in the finance arena will be a real asset to us as we continue our external search for a CFO.”

Clayton, 51, is the founding principal of Emerging Capital, a specialized management consulting firm providing advisory services in the areas of strategic planning, mergers and acquisitions, capital formation, corporate governance and CFO-related activities. Since founding Emerging Capital in 2000, he has served as a Chief Financial Officer or as a key advisor to a number of public and private companies, including ADESA. Previously, from 1997 to 2000, he was Executive Vice President, Chief Financial Officer and Treasurer of Building One Services Corporation, a provider of facility services. Prior to that, from 1988 to 1997, he served as an audit partner with PricewaterhouseCoopers LLP, an independent registered public accounting firm.

Headquartered in Carmel, Indiana, ADESA, Inc. (NYSE: KAR) is North America’s largest publicly traded provider of wholesale vehicle auctions and used vehicle dealer floorplan financing. The company’s operations span North America with 54 ADESA used vehicle auction sites, 38 Impact salvage vehicle auction sites and 85 AFC loan production offices. For further information on ADESA, Inc., visit the company’s Web site at http://www.adesainc.com.